AMENDMENT TO THE EMPLOYMENT AGREEMENT
BETWEEN NATIONSHEALTH, INC. AND ROBERT E. TREMAIN

WHEREAS, NationsHealth, Inc., a Delaware corporation (the “Company”) entered into that certain Employment Agreement with Robert E. Tremain (the “Executive”) as of February 3, 2006 to employ the Executive as the Chief Operating Officer (the “Employment Agreement”); and

WHEREAS, the Company and the Executive agree to amend the Employment Agreement so that the following provisions of the Employment Agreement are amended to read as follows:

1.	Section 3(a)(iv) of the Employment Agreement shall be deleted and shall read in its entirety as follows:

(iv) on June 14, 2006, 200,000 shares of restricted Common Stock, $0.0001 par value per share (the “Company Restricted Stock”), pursuant to the terms of (i) the NationsHealth, Inc. 2005 Long Term Incentive Plan (the “Plan”) and (ii) that Certain Restricted Stock Agreement between the Company and Executive dated June 14, 2006. All such shares of the Company Restricted Stock shall vest over time in accordance with the terms of the Restricted Stock Agreement. In addition, Executive agrees that the option to purchase two hundred thousand (200,000) shares of the Company’s Common Stock previously granted to Executive pursuant to the Plan as set forth in the original Employment Agreement (the “Options”), shall be cancelled, terminated and extinguished, and Executive shall no longer be entitled to exercise any portion of such Options which may have been vested prior to the date hereof.

2.	Section 2(c)(ii) of the Employment Agreement shall be deleted and shall read in its entirety as follows:

(ii) the Executive’s willful failure or refusal to perform the essential duties of his position, to follow the direction of the Company’s Chief Executive Officer at any time or to adhere to any written Company policy approved by the Board of Directors;

3.	The first sentence of Section 5(c) of the Employment Agreement shall be deleted and shall read in its entirety as follows:

(c) If the Executive is still employed by the Company upon a Change in Control, immediately prior to such Change in Control, the Company shall fully vest (i) one hundred percent (100%) of the Restricted Stock granted to Executive on February 3, 2006 and (ii) the remaining unvested shares of Company Restricted Stock , granted to Executive on June 14, 2006, up to a total of 100,000 shares (including shares previously vested), and the remaining unvested shares of Company Restricted Stock shall vest nine (9) months subsequent to the Change in Control, provided that Executive is still employed by the Company on the vesting date. Notwithstanding the foregoing, in the event that, within the nine (9) month period subsequent to the Change in Control, Executive is terminated without Cause or resigns for Good Reason for any event other than the Change in Control, then the remaining unvested shares of the Company Restricted Stock shall vest immediately.

4.
Section 5(d) of the Employment Agreement shall be re-designated as Section 5(e), a corresponding change shall be made in any cross-references to that section, and a new Section 5(d) shall be added to read in its entirety as follows:

(d)	If this Agreement is terminated because of Executive’s death, Executive’s outstanding Company Restricted Stock shall become fully vested.

 [ALL SIGNATURES APPEAR ON A SEPARATE PAGE.
THIS DOCUMENT MAY BE SIGNED IN COUNTERPARTS.]

IN WITNESS WHEREOF, the parties have duly executed this amendment as of June 14, 2006.

WITNESS:	NATIONSHEALTH, INC.

/s/ Timothy Fairbanks	By: /s/ Glenn M. Parker
Name: Glenn M. Parker, M.D.
Title: Chief Executive Officer

WITNESS:	EXECUTIVE:

/s/ Ady Savard	/s/ Robert E. Tremain
Name: Robert E. Tremain